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                          ILM II SENIOR LIVING, INC.
                                     AND
                      CAPITAL SENIOR LIVING CORPORATION
                                AGREE TO MERGE

FOR IMMEDIATE RELEASE
---------------------

         Boston, Monday, February 8, 1998 - ILM II Senior Living, Inc. ("ILM II") announced today that it has entered into an agreement and plan of merger with Capital Senior Living Corporation ("Capital") (NYSE: CSU), pursuant to which ILM II will be merged with and into a wholly-owned acquisition subsidiary of Capital. The aggregate value of the consideration to be paid in the Merger to ILM II's shareholders is $74,110,000 (or $14.30 per outstanding share of ILM II's common stock) and will consist of 65% cash and 35% convertible preferred equity securities issued by a newly established grantor trust and wholly-owned subsidiary of Capital. Each preferred trust security will have a stated liquidation preference of $25 and will be convertible into 1.5686 shares of Capital's common stock at a conversion price per share of $15.94 (subject to certain anti-dilution adjustments). Capital has agreed in the Merger Agreement to list the convertible preferred trust securities (and the Capital common stock underlying such securities) on the New York Stock Exchange, Inc. ("NYSE"). At the close of business on February 5, 1999, the closing sale price of Capital's common stock was $12.75, and 5,181,236 shares of ILM II common stock were issued and outstanding.

         Pursuant to the Merger Agreement, ILM II's stockholders will have the right to elect to receive any combination of cash and convertible preferred trust securities as they may designate, subject to proration in the case of oversubscriptions. In no event will the amount of cash to be paid in the Merger by Capital exceed 65% of the aggregate merger consideration (i.e., $48,171,500), and in no event will the amount of convertible preferred trust securities to be issued in the Merger by Capital exceed 35% of the aggregate merger consideration (i.e., 1,037,540 shares). The transaction is intended to be reported as a fully taxable acquisition by Capital of ILM II and will be recorded as a purchase by Capital for accounting purposes. The Merger Agreement further provides that at the effective time of the Merger, Capital's Board of Directors will be increased to include certain directors designated by ILM II.

         Upon termination of the Merger Agreement under certain circumstances, Capital would be entitled to receive up to $500,000 of transaction expenses, plus liquidated damages of $2,964,400.

         Consummation of the transaction (which is expected to occur during the third quarter of 1999) is subject to certain conditions, including, without limitation, (i) approval of the Merger Agreement and the Merger by the holders of not less than 66-2/3% of the outstanding ILM II common stock, (ii) approval by the requisite holders of Capital's common stock of certain transactions contemplated by the Merger Agreement

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and the Merger, (iii) the receipt of all requisite approvals by applicable public and regulatory authorities, (iv) the listing on the NYSE of the preferred trust securities (and the shares of Capital common stock underlying such securities), (v) the transfer to ILM II of certain assets owned by ILM II's wholly-owned subsidiary (together with the mortgages thereon) and the liquidation of such subsidiary pursuant to Section 332 of the Internal Revenue Code of 1986, as amended, and (vi) certain other conditions to closing customary in transactions such as the Merger.

         Simultaneously with entering into the Merger Agreement, ILM Senior Living, Inc. ("ILM I") entered into an agreement and plan of merger with Capital and certain of its subsidiaries providing for the merger of ILM I with and into a wholly-owned acquisition subsidiary of Capital, for consideration consisting of cash and convertible preferred trust securities, having an aggregate value of $95,890,000 (or $12.75 per outstanding share of ILM I common stock). Consummation of the ILM I merger is not a condition to consummation of the ILM II merger. ILM II has agreed, however, to transfer its interest in certain property to ILM I if the ILM I merger is consummated but the ILM II merger is not consummated. ILM I has made the reciprocal agreement in its merger agreement with Capital.

         J. William Sharman, Jr., Chairman and CEO of ILM II, stated: "We believe that this strategic merger provides our shareholders with an opportunity both for liquidity and the ability to participate in the potential growth of the senior living industry. Capital has managed our facilities since 1996 and this Merger ensures that there should be no disruption of services at the property level."

         ILM II Senior Living, Inc., together with ILM Senior Living, Inc. and affiliates, own 13 senior living communities in nine states with approximately 1,900 units.

                                  *   *   *

         This press release contains certain "forward-looking statements" which are subject to a number of risks and uncertainties which could cause actual results to differ materially from historical results, certain of which are beyond ILM II's control. These and other risks are set forth in ILM II's periodic reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "should," "anticipate," "will," "may," "potential," "intend" and analogous expressions identify forward-looking statements.


                                       For further information, contact:

                                       J. William Sharman, Jr.
                                       (713) 224-6000